EXHIBIT 99.2



The Corporation posted record net income of $8,948,600 for 2005, an increase of $560,400 (6.7%) over 2004.

Net interest income increased $1.4 million to $28.4 million for 2005 compared to 2004. This increase is due to loan growth of $45.3 million to $510.9 million for the 12 months ending December 31, 2005.

Other income increased $1.0 million to $9.5 million for 2005 vs.2004. This is due to an increase in servicing fees associated with higher loan and deposit balances, and the sale of the Corporation's ownership interest in Pulse, the driver of our ATM network, to Discover, Inc.

The Corporation posted a 17.3% decrease in net income during the fourth quarter of 2005 vs. 2004. Earnings per share decreased $0.06 per share for the three months ending December 31, 2005 and 2004.